Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

SAFLINK CORPORATION

I.

The name of this corporation (the “Corporation”) is SAFLINK Corporation.

II.

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle (zip code 19801); and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”), and (ii) 100,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”).”

A. Preferred Stock.

The Board of Directors of the Corporation is hereby expressly granted the authority by resolution or resolutions to issue one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as shall be stated and expressed by the Board of Directors in such resolution or resolutions. The Board of Directors may thereafter in the same manner increase or decrease the number of shares of such series (but not below the number of shares of any such series then outstanding).

B. Common Stock.

1. Except as herein otherwise expressly provided, all shares of Common Stock entitle the holders thereof to the same rights and privileges.

2. Except as otherwise provided by law and except as otherwise provided by resolution or resolutions adopted by the Board of Directors of the Corporation with respect to any outstanding series of the Preferred Stock, the right to vote on all matters to be voted upon by the stockholders of the Corporation is vested exclusively in the holders of the outstanding shares of Common Stock, with each outstanding share of Common Stock having one vote per share, voting together as a class.

C. Series E Preferred Stock.

1. Voting Rights. The holders of Series E Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation, except as required by applicable law, provided the holders of a majority of interest of the Series E Preferred Stock shall be entitled to elect two members to the Corporation’s Board of Directors.

2. Dividend Provisions. The Series E Preferred Stock will bear no dividends.

3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of each share of Series E Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation’s Certificate of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution of Junior Securities but in parity with any distribution with any Parity Securities, an amount per share equal to $200 for each such share of Series E Preferred Stock (the “Liquidation Preference”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock and Parity Securities shall be insufficient to permit payment in full of the Liquidation Preference, then the entire assets and funds of the Corporation shall be distributed among the holders of the Series E Preferred Stock and the holders of Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation’s Certificate of Incorporation and any certificate(s) of designation of preferences.

The term “Senior Securities” shall refer to any class or series of preferred stock or any security or right convertible into or entitling the holder to receive shares of Common Stock hereinafter created and is specifically ranked senior (with the consent of the holders as provided in Section 7) to Series E Preferred Stock.

The term “Parity Securities” shall refer to any class or series of preferred stock or any security or right convertible into or entitling the holder to receive shares of Common Stock hereinafter created and is specifically ranked on parity with Series E Preferred Stock.

The term “Junior Securities” shall refer to Common Stock, any class or series of preferred stock issued after the Original Issue Date or any security or right convertible into or entitling the holder to receive shares of Common Stock.

(b) Upon the completion of the distribution required by subsection 3(a), if assets remain in this Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation’s Certificate of Incorporation including any duly adopted certificates(s) of designation of preferences.

(c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this section.

4. Conversion Rights. The holders of the Series E Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Conversion.

(i) Each outstanding share of Series E Preferred Stock may be converted upon the election of a holder thereof into shares of Common Stock of the Corporation at any time after the date of the issuance of such share. Each share of Series E Preferred Stock may be converted at the office of the Corporation, or any transfer agent for such stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference by the Conversion Price. The initial price at which shares of Common Stock shall be deliverable upon conversion of shares of Series E Preferred Stock (the “Conversion Price”) shall be equal to $0.20 per share. The Conversion Price shall be subject to adjustment as hereinafter provided.

(ii) Each share of Series E Preferred Stock outstanding on the third anniversary of June 5, 2001 (the “Original Issue Date”) shall automatically be converted into the right to receive that number of shares of Common Stock which would otherwise have been issuable to the holder thereof if such holder had delivered the Conversion Notice (as hereinafter defined) and such date was the Conversion Date (as hereinafter defined). Thereafter, all shares of the Series E Preferred Stock shall cease to be outstanding and shall have the status of authorized but unissued shares of undesignated shares of Preferred Stock.

(b) Reserved.

(c) Mechanics of Conversion.

(i) Before any holder of Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice (the “Conversion Notice”) to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, on a date as soon as practicable thereafter but in no event more than three (3) business days after the Conversion Date (the “Delivery Period”), issue and deliver at such office to such holder of Series E Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series E

Preferred Stock to be converted (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series E Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series E Preferred Stock shall not be deemed to have converted such Series E Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Adjustments to Conversion Price for Certain Diluting Issues.

(i) Special Definitions. For purposes of this subsection (d), the following definitions apply:

(1) “Options” shall mean rights, options (excluding options issued to officers, directors or employees of or consultants to the Corporation pursuant to any stock option plan as currently in existence and the SAFLINK Corporation 2000 Stock Incentive Plan on terms approved by the Board of Directors), or warrants to subscribe for, purchase or otherwise acquire either Junior Securities or Convertible Securities.

(2) “Convertible Securities” shall mean any evidence of indebtedness, shares (other than Common Stock), any series of Preferred Stock (other than Series E Preferred Stock) or other securities convertible into or exchangeable for Junior Securities.

(3) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to subsection (d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Series E Preferred Stock;

(B) to officers, directors, employees or sales representatives of, or consultants to, the Corporation pursuant to stock option or stock purchase plans, agreements or arrangements approved by the Corporation’s Board of Directors;

(C) as a dividend or distribution on the Series E Preferred Stock;

(D) for which adjustment of the Conversion Price is made pursuant to subsection 4(d)(iv), 4(h) or 5(b) below;”

(E) pursuant to warrants that were exercised at an exercise price of $1.00 per share in January 2002, in connection with that certain Special Warrant Offer of the Corporation;

(F) to SDS Merchant Fund, LP and S.A.C. Capital Associates, LLC at a purchase price of $1.00 per share in January 2002, in connection with that certain Special Warrant Offer of the Corporation; or

(G) in a transaction as to which the application of this subsection 4(d) has been waived by written consent of holders of at least a majority of the outstanding shares of Series E Preferred Stock.”

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for Series E Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to subsection 4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for the Series E Preferred Stock, in effect immediately prior to the date of such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case Additional Shares of Common Stock shall be deemed to have been issued:

(1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease in proportion to its effect on such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series E Preferred Stock);

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange.

(4) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection (d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue (a “Dilutive Issuance”, and such Dilutive Issuance price being referred to as the “Dilutive Price”) and (x) if the Dilutive Issuance occurs prior to the first anniversary of the Closing (as defined in the Securities Purchase Agreement) then effective immediately upon the Dilutive Issuance, the Conversion Price will be equal to the Dilutive Price, or (y) if the Dilutive Issuance occurs on or after the first anniversary of the Closing (as defined in the Securities Purchase Agreement) then effective immediately upon the Dilutive Issuance, the Conversion Price will be equal to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series E Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series E Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

(v) Determination of Consideration. For purposes of this subsection (d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of receipt of such property, as determined in good faith by the Board and the holders of a majority in interest of the Series E Preferred Stock;

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board and the holders of a majority in interest of the Series E Preferred Stock; and

(D) with respect to (B) and (C), in the event that the Board and the holders of a majority in interest of the Series E Preferred Stock cannot reach a determination as to the computation of such consideration, then the Corporation shall promptly appoint its independent certified public accountants to make such determination as promptly as practical.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for Series E Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in any amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series E Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsection (c) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series E Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series E Preferred Stock immediately before the change.

(g) Major Transactions.

(i) If, in connection with a business acquisition or a series of business acquisitions, which acquisition or acquisitions would not constitute a change of control of the Corporation, occurring within any six (6) month period the Corporation shall issue capital stock representing in excess of forty percent (40%) of its Common Stock outstanding immediately prior to such issuance (determined on a fully-diluted basis), then each holder shall, at the option of each such holder, be entitled to receive consideration, in exchange for each share of Series E Preferred Stock held by it, in an amount equal to 125% of the Liquidation Preference of such shares of the Series E Preferred Stock in cash, and the Corporation shall make lawful provision therefor as a part of such transaction.

(ii) No sooner than ten (10) business days nor later than five (5) business days prior to the consummation of any transaction of a sort described in paragraph (i) above, but not prior to the public announcement of any such transaction, the Corporation shall deliver written notice (“Notice of Major Transaction”) to each holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Corporation’s sending such notice by telecopy (provided that the Corporation sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Major Transaction. Such Notice of Major Transaction shall indicate the amount and type of the consideration which such holder would receive under clause (i) of this Section 4(g).

Notwithstanding anything in this Section 4(g) which may be to the contrary, if following a transaction which triggers the applicability of paragraph (i), the Common Stock remains outstanding or holders of Common Stock receive any common stock or substantially similar equity interest, in each of the foregoing cases which is publicly traded, each holder may, at its option in lieu of receiving the consideration set forth in paragraph (i) above, as applicable, retain its Series E Preferred Stock and such Series E Preferred Stock shall continue to apply to such Common Stock or shall apply, as nearly as practicable, to such other common stock or equity interest, as the case may be.

(h) Adjustment to Conversion Price for Registration Failure. In the event the Corporation fails to cause a registration statement registering the offer and sale of Registrable Securities (as defined in the Registration Rights Agreement dated June 5, 2001 by and among the Corporation and certain purchasers of Series E Preferred Stock, as amended by the Modification Agreement dated July 27, 2001 (the “Registration Rights Agreement”)) to be declared effective on or prior to the Registration Deadline (as such term is defined in the Registration Rights Agreement) the Conversion Price in respect of any shares of Series E Preferred Stock held by an affected holder shall be reduced by 20% and for each month thereafter during the period beginning on and including the date of such Registration Failure through and including the date on which such Registration Failure is cured, the Conversion Price shall be reduced by 1.5% (pro rated for partial months).

(i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series E Preferred Stock against impairment.

(j) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series E Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for the Series E Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series E Preferred Stock.

(k) Notices of Record Date. In the event that the Corporation shall propose at any time; (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation where the Corporation is not the surviving corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series E Preferred Stock;

(1) at least twenty (20) days prior written notice of the record date for such dividend, distribution or subscription rights (and specifying the date upon which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Failure to Satisfy Conversions.

(a) Conversion Default Payments. If, at any time, (x) a holder submits a Conversion Notice (or is deemed to submit such notice) and the Corporation fails for any reason to deliver, on or prior to the expiration of the Delivery Period for such conversion, such number of shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice (including by way of public announcement) to any holder at any time of its intention not to issue shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (x) and (y) being a “Conversion Default”), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a

Conversion Default described in clause (y) above, an amount in cash equal to (i) one percent (1%) of the Liquidation Preference of the Series E Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Liquidation Preference of all outstanding Series E Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day such Conversion Default exists. The payments to which a holder shall be entitled pursuant to this Section 5 are referred to herein as “Conversion Default Payments.” Conversion Default Payments shall be made no later than the fifth (5th) business day following written demand by a holder for payment therefor.

(b) Adjustment to Conversion Price. If a holder has not received certificates for all shares of Common Stock prior to the third (3/rd/) day after the expiration of the Delivery Period with respect to a conversion of Series E Preferred Stock for any reason, then the Conversion Price in respect of any shares of Series E Preferred Stock held by the affected holder, in the case of a Conversion Default of the type described in clause (x) of Section 5(a), or by all holders, in the case of a Conversion Default of the type described in clause (y) of Section 5(a), shall thereafter be reduced by five percent (5%) per month (prorated for partial months) during the period beginning on, and including, such date of Conversion Default through and including the day on which such Conversion Default is cured.

6. Protective Provisions. The Corporation shall not, without first obtaining the approval of holders of two-thirds of the outstanding Series E Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series E Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series E Preferred Stock; (c) create any Senior Securities; (d) create any Parity Securities; (e) increase the authorized number of shares of Series E Preferred Stock; (f) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities; (g) increase or decrease the number of seats on the Board from seven (7); or (h) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended (or otherwise suffer to exist any such taxation as a result of said Section or comparable provisions). The Corporation shall not issue additional shares of Series E Preferred Stock except to effect the purchase and sale to the holders thereof in accordance with the Securities Purchase Agreements and as contemplated by this Certificate of Designation.

V.

The Corporation is to have perpetual existence.

VI.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction with in the State of Delaware may, on the application of the summary way of this Corporation or of any creditor or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this

Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

VII.

The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Laws, shall be vested in the Board of Directors.

VIII.

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

IX.

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as amended.